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                                                                      EXHIBIT 99

                              [ALLIED CAPITAL LOGO]

                                  NEWS RELEASE

For Release: DECEMBER 31, 1997                                   Nasdaq:  ALLCD

Summary:     ALLIED CAPITAL COMPANIES COMPLETE FIVE-WAY MERGER

Allied Capital Corporation (ALLCD) announced that the five Allied Capital companies have completed their merger today. Immediately following the merger, the surviving company changed its name to "Allied Capital Corporation" and now trades under the symbol "ALLCD" on the Nasdaq National Market. On January 15, 1998, the company will begin trading under the symbol "ALLC."

Pursuant to the terms of the Agreement and Plan of Merger, Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Commercial Corporation and Allied Capital Advisers, Inc. merged with and into Allied Capital Lending Corporation according to fixed exchange ratios:

For each share of:                        Shareholders receive:
------------------                        ---------------------
Allied Capital Corporation (old)          1.07 shares of Allied Capital Corporation (new)
Allied Capital Corporation II             1.4 shares of Allied Capital Corporation (new)
Allied Capital Commercial Corporation     1.6 shares of Allied Capital Corporation (new)
Allied Capital Advisers, Inc.             0.31 shares of Allied Capital Corporation (new)

Bill Walton, Chairman and Chief Executive Officer, noted, "After spending the better part of 1997 working on this transaction, I am thrilled to see that it has all come together today. Now we can truly focus on building the business within an organizational structure that benefits customers, employees, and stockholders alike."

                                     *****

Allied Capital Corporation invests in growing businesses nationwide. The company has offices in Washington DC, Chicago and San Francisco, and is traded on the Nasdaq National Market under the symbol "ALLCD." For further information, please contact Allied Capital's Investor Relations Department at (888) 818-5298, via fax on (202) 659-2053 or via email at ir@alliedcapital.com.

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